Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-287932) and Form F-3 (No. 333-283618) of our report dated June 30, 2023 relating to the consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for the year ended March 31, 2023 appearing in the Annual Report on Form 20-F of Garden Stage Limited for the year ended March 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

July 31, 2025